Filed pursuant to Rule 424(b)(3)
Registration No. 333-275461
PROSPECTUS

Diebold Nixdorf, Incorporated

This prospectus relates to up to 19,511,852 shares of our common stock, $0.01 par value per share (“Common Stock”), which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto.
The selling stockholders acquired all of the Common Stock offered by this prospectus in distributions pursuant to Section 1145 under the U.S. Bankruptcy Code in connection with our plan of reorganization that became effective on August 11, 2023. We are registering the offer and sale of the Common Stock to satisfy registration rights we have granted pursuant to a registration rights agreement dated as of August 11, 2023. We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock. The selling stockholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Common Stock.
We are not selling any Common Stock under this prospectus and will not receive any proceeds from the sale of the Common Stock by the selling stockholders. The Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders.”
Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “DBD.” On August 6, 2024, the last reported sales price of our Common Stock on the NYSE was $37.03.
Investing in the Common Stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus for some risks regarding an investment in the Common Stock.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 13, 2024.

TABLE OF CONTENTS
EXPLANATORY NOTE    i
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS    ii
WHERE YOU CAN FIND ADDITIONAL INFORMATION    iv
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS    iv
PROSPECTUS SUMMARY    1
RISK FACTORS    3
USE OF PROCEEDS    4
DETERMINATION OF OFFERING PRICE    4
MARKET FOR THE SECURITIES    4
DIVIDEND POLICY    4
SELLING STOCKHOLDERS    5
DESCRIPTION OF CAPITAL STOCK    9
PLAN OF DISTRIBUTION    13
EXPERTS    16
LEGAL MATTERS    16
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.
For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Common Stock and the distribution of this prospectus outside the United States.
This prospectus contains forward-looking statements that are subject to a number of risk and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements.”

EXPLANATORY NOTE
On June 1, 2023, Diebold Nixdorf, Incorporated (the “Company”) and certain of its U.S. and Canadian subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of Texas (the “U.S. Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the U.S. Code (the “U.S. Bankruptcy Code”). The cases were jointly administered under the caption In re: Diebold Holding Company, LLC, et al. (Case No. 23-90602) (the “Chapter 11 Cases”). Additionally, on June 1, 2023, Diebold Nixdorf Dutch Holding B.V. (“Diebold Dutch”) filed a scheme of arrangement relating to certain of the Company’s other subsidiaries (collectively, the “Dutch Scheme Companies”) and commenced voluntary proceedings (the “Dutch Scheme Proceedings”) under the Dutch Act on Confirmation of Extrajudicial Plans (Wet homologatie onderhands akkoord) in the District Court of Amsterdam (the “Dutch Court”). In addition, on June 12, 2023, Diebold Dutch filed a voluntary petition under chapter 15 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court seeking recognition of the Dutch Scheme Proceedings as foreign main proceedings and related relief (the “Chapter 15 Proceedings”).
On July 13, 2023, the U.S. Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Debtors’ Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization (the “U.S. Plan”). On August 2, 2023, the Dutch Court entered an order (the “WHOA Sanction Order”) sanctioning the Netherlands WHOA Plan of Diebold Dutch and the Dutch Scheme Companies (the “WHOA Plan”) in the Dutch Scheme Proceedings. On August 7, 2023, the U.S. Bankruptcy Court entered an order in the Chapter 15 Proceedings recognizing the WHOA Plan and the WHOA Sanction Order. Copies of the Confirmation Order and the U.S. Plan were included as exhibits to the Current Report on Form 8-K filed by the Company with the SEC on July 14, 2023.
On August 11, 2023 (the “Effective Date”), the U.S. Plan and WHOA Plan (together, the “Plans”) became effective in accordance with their terms and the Debtors and Dutch Scheme Companies emerged from the Chapter 11 Cases and the Dutch Scheme Proceedings. Following the filing the notice of the effective date with the U.S. Bankruptcy Court, the Chapter 15 Proceedings were closed.
For more information on the events that occurred and the Common Stock issued in connection with our emergence from the Chapter 11 Cases, the Dutch Scheme Companies and the Chapter 15 Proceedings, see the Current Report on Form 8-K filed by the Company with the SEC on August 11, 2023.
Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as contained in this prospectus or incorporated by reference, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the application of “fresh start” accounting. Accordingly, such financial information may not be representative of our performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained in this prospectus relates to the Company following the Effective Date.

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are intended to come within the safe harbor protection provided by those sections. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements include, but are not limited to, projections, statements regarding the Company’s expected future performance (including expected results of operations), future financial condition, anticipated operating results, strategy plans, future liquidity and financial position. Statements can generally be identified as forward looking because they include words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “will,” “estimates,” “potential,” “target,” “predict,” “project,” “seek,” and variations thereof or “could,” “should” or words of similar meaning. Statements that describe the Company’s future plans, objectives or goals are also forward-looking statements, which reflect the current views of the Company with respect to future events and are subject to assumptions, risks and uncertainties that could cause actual results to differ materially. Although the Company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and key performance indicators that impact the Company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The factors that may affect the Company’s results include, among others:
•the Company’s recent emergence from the Chapter 11 Cases and the Dutch Scheme Proceedings, which could adversely affect our business and relationships;
•the significant variance of our actual financial results from the projections that were filed with the U.S. Bankruptcy Court and Dutch Court;
•the overall impact of the global supply chain complexities on the Company and its business, including delays in sourcing key components as well as longer transport times, especially for container ships and U.S. trucking, given the Company’s reliance on suppliers, subcontractors and availability of raw materials and other components;
•the Company’s ability to generate sufficient cash or have sufficient access to capital resources to service its debt, which, if unsuccessful or insufficient, could force the Company to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance its indebtedness;
•the Company’s ability to comply with the covenants contained in the agreements governing its debt;
•the Company’s ability to successfully convert its backlog into sales, including our ability to overcome supply chain and liquidity challenges;
•the ultimate impact of infectious disease outbreaks and other public health emergencies, including further adverse effects to the Company’s supply chain and maintenance of increased order backlog;
•the Company’s ability to successfully meet its cost-reduction goals and continue to achieve benefits from its cost-reduction initiatives and other strategic initiatives;

•the success of the Company’s new products, including its DN Series line and EASY family of retail checkout solutions, and electronic vehicle charging service business;
•the impact of a cybersecurity incident or operational failure on the Company’s business;
•the Company’s ability to attract, retain and motivate key employees;
•the Company’s reliance on suppliers, subcontractors and availability of raw materials and other components;
•changes in the Company’s intention to further repatriate cash and cash equivalents and short-term investments residing in international tax jurisdictions, which could negatively impact foreign and domestic taxes;
•the Company’s success in divesting, reorganizing or exiting non-core and/or non-accretive businesses and its ability to successfully manage acquisitions, divestitures, and alliances;
•the ultimate outcome of the appraisal proceedings initiated in connection with the implementation of the Domination and Profit Loss Transfer Agreement with the former Diebold Nixdorf AG (which was dismissed in the Company’s favor at the lower court level in 2022) and the merger/squeeze-out (which was dismissed in the Company’s favor in 2023);
•the impact of market and economic conditions, including the bankruptcies, restructuring or consolidations of financial institutions, which could reduce the Company’s customer base and/or adversely affect its customers’ ability to make capital expenditures, as well as adversely impact the availability and cost of credit;
•the impact of competitive pressures, including pricing pressures and technological developments;
•risks related to our international operations, including geopolitical instability and wars;
•changes in political, economic or other factors such as currency exchange rates, inflation rates (including the impact of possible currency devaluations in countries experiencing high inflation rates), recessionary or expansive trends, disruption in energy supply, taxes and regulations and laws affecting the worldwide business in each of the Company’s operations;
•the Company’s ability to maintain effective internal controls;
•unanticipated litigation, claims or assessments, as well as the outcome/impact of any current/pending litigation, claims or assessments;
•the effect of changes in law and regulations or the manner of enforcement in the U.S. and internationally and the Company’s ability to comply with applicable laws and regulations; and
•other factors included in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2023.
Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act to register with the SEC the Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed with it. For further information about us and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement.
We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. These documents are available to the public on the Internet on the SEC’s web site located at www.sec.gov. In addition, we make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material has been filed with, or furnished to, the SEC. We also make available on or through our website, www.diebold.com, our press releases, investor presentations, reports pursuant to Section 16 of the Exchange Act and certain corporate governance documents.
You may obtain copies of these documents from us, without charge, by calling or writing to us at:
Diebold Nixdorf, Incorporated
350 Orchard Avenue NE
North Canton, OH 44720-2556
(330) 490-4000
Attn: Corporate Secretary.
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
In this prospectus, we “incorporate by reference” certain information we have filed with the SEC, which means that important information can be disclosed to you by referring to those documents. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the Registration Statement of which this prospectus forms a part prior to the effectiveness of the Registration Statement and (ii) after the date of this prospectus until the completion or the termination of the Exchange Offer (provided that, unless otherwise indicated in the applicable report, we will not incorporate by reference any filing that is “furnished” or deemed “furnished” to the SEC):
In this prospectus, we are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):
•Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including the portions of our Definitive Proxy Statement for our 2024 annual meeting of stockholders filed with the SEC on March 12, 2024 and incorporated by reference therein), as filed with the SEC on March 8, 2024;
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, as filed with the SEC on May 2, 2024 and August 7, 2024, respectively;
•Current Reports on Form 8-K filed with the SEC on January 24, 2024, February 13, 2024, April 25, 2024, April 29, 2024 and August 7, 2024, in all cases excluding any Items included in such Current Reports which were furnished and not filed; and
•the description of the Common Stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and as amended by any subsequently filed amendments and reports updating such description.
We are also incorporating by reference all other reports that we file in the future with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of the completion of the offerings to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

v

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors” and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023.
In this prospectus, unless the context requires otherwise, hereafter references to the “Company,” “we,” “our” or “us” refer to Diebold Nixdorf, Incorporated and its direct and indirect subsidiaries, including for the period prior to our emergence from the Chapter 11 Cases, the Dutch Restructuring Proceedings and the Chapter 15 Proceedings.
Except as otherwise indicated, all amounts are expressed in U.S. dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this report are prepared in accordance with accounting principles generally accepted in the United States.
Overview
Diebold Nixdorf automates, digitizes and transforms the way people bank and shop. As a partner to the majority of the world’s top 100 financial institutions and top 25 global retailers, our integrated solutions connect digital and physical channels conveniently, securely and efficiently for millions of consumers each day. We have a presence in more than 100 countries with approximately 21,000 employees worldwide.
Our operating structure is focused on its two customer segments—Banking and Retail. Leveraging a broad portfolio of solutions, we offer customers the flexibility to purchase combinations of services, software and products that drive the most value to their business.
Our Corporate Information
Our registered and principal executive offices are located at 350 Orchard Avenue NE, North Canton, Ohio 44720-2556, and our telephone number at that location is +1 (330) 490-4000. Our Common Stock is listed on the NYSE under the symbol “DBD.” Our Internet website address is www.dieboldnixdorf.com. Information on our website is not a part of, or incorporated by reference in, this prospectus.

The Offering

Issuer	Diebold Nixdorf, Incorporated
Common Stock to be offered by the selling stockholders	19,511,852 shares of Common Stock(1)
Common Stock to be outstanding immediately after this offering	37,566,678 shares of Common Stock(2)
Use of proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.
Risk factors
Investing in our Common Stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our Common Stock, see the section titled “Risk Factors” on page 3 of this prospectus and the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023, and all other information set forth in this prospectus before investing in our Common Stock.

Listing	Our Common Stock is traded on the NYSE under the symbol “DBD.”
__________
(1)     The Common Stock registered pursuant to the Registration Statement of which this prospectus is a part is not required to be sold, and such registration does not necessarily indicate that the stockholder intends to sell such Common Stock.

(2)    Does not include 2,397,872 shares of Common Stock that may be granted under the Diebold Nixdorf, Incorporated 2023 Equity and Incentive Plan.

RISK FACTORS
You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in “Item 1A – Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2023. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If that occurs, the prices of our Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS
We are filing the Registration Statement of which this prospectus forms a part to permit holders of the Common Stock, as described in the section entitled “Selling Stockholders,” to resell such Common Stock. We will not receive any proceeds from the sale the Common Stock by the selling stockholders.
DETERMINATION OF OFFERING PRICE
The selling stockholders will determine at what price they may sell the Common Stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.
MARKET FOR THE COMMON STOCK
Our Common Stock is listed on the NYSE under the symbol “DBD” and has been trading since August 14, 2023. No established public trading market existed for our Common Stock prior to August 14, 2023. The closing prices of our Common Stock on the NYSE on August 6, 2024 was $37.03. As of August 6, 2024, we had 37,566,668 shares of our Common Stock outstanding. As of August 6, 2024, all of our Common Stock was held of record by Cede & Co., a nominee for Depository Trust Company.
Pursuant to the Registration Statement of which this prospectus forms a part, 19,511,852 shares of Common Stock will be registered under the Securities Act for sale by the selling stockholders.
DIVIDEND POLICY
It is uncertain whether or when we will pay cash dividends or other distributions with respect to our Common Stock. Our senior secured term loan facility limits our ability to pay cash dividends and repurchase shares. In addition, restrictive covenants in certain other debt instruments to which we may be a party may limit our ability to pay dividends or for us to receive dividends from our operating companies, any of which may negatively impact the trading price of our Common Stock. The declaration and payment of future dividends, as well as the amount thereof, are subject to declaration by our board of directors. The amount and size of any future dividends will depend on our results of operations, financial condition, capital levels, cash requirements, future prospects and other factors.

SELLING STOCKHOLDERS
The following tables set forth information as of the Effective Date regarding the beneficial ownership of our Common Stock by the selling stockholders.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
The table below has been prepared based upon information available to us or furnished to us by the selling stockholders as of November 6, 2023. Applicable percentage ownership is based on 37,566,678 shares of Common Stock outstanding atAugust 6, 2024.

	Beneficial Ownership Prior to Offering			Beneficial Ownership After Offering(1)
Name of Selling Stockholders	Number	Percentage of Class	Number of Shares Offered	Number	Percentage of Class
American Funds Insurance Series – American High-Income Trust(2)	281,243	*	281,243	—	—
American Funds Insurance Series – Asset Allocation Fund(3)	532,940	1.4	532,940	—	—
American Funds Insurance Series – Capital World Bond Fund(4)	8,912	*	8,912	—	—
American Funds Multi-Sector Income Fund(5)	432,997	1.2	432,997	—	—
American Funds Strategic Bond Fund(6)	634,882	1.7	634,882	—	—
American High-Income Trust(7)	5,800,284	15.4	5,800,284	—	—
Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees' Retirement Plan(8)	61,562	*	61,562	—	—
Capital Group Core Plus Total Return Trust (US)(9)	1,384	*	1,384	—	—
Capital Group Global High Income Opportunities (LUX)(10)	215,021	*	215,021	—	—
Capital Group Multi-Sector Income Fund (LUX)(11)	6,275	*	6,275	—	—
Capital Group UK - Global High Income Opportunities(12)	8,369	*	8,369	—	—
Capital Group US High Yield Fund (LUX)(13)	4,412	*	4,412	—	—

Capital Group U.S. High-Yield Trust (US)(14)	15,278	*	15,278	—	—
Capital Group U.S. Multi-Sector Income ETF(15)	3,082	*	3,082	—	—
Board of Administration of the Water and Power Employees’ Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund(16)	11,055	*	11,055	—	—
Capital World Bond Fund(17)	17,611	*	17,611	—	—
EMBO-FONDS, EMBO-BOCA, 312510(18)	19,842	*	19,842	—	—
The Income Fund of America(19)	4,521,627	12.0	4,521,627	—	—
Millstreet Capital Management LLC(20)	6,935,076	18.5	6,935,076	—	—
Hein Park Capital Management LP(21)	3,470,687	9.2	—	3,470,687	9.2
Beach Point Capital Management LP(22)	3,340,903	8.9	—	3,340,903	8.9
________

*    Less than 1%.

(1)     Assumes that the selling stockholders sell all of the shares of Common Stock held by them that have been registered by us and do not sell any securities of the Company held by them that are not registered or acquire any additional securities of the Company.
(2)    Capital Research and Management Company (“CRMC”) is the investment adviser for American Funds Insurance Series – American High-Income Trust. Tom Chow, David A. Daigle, Tara L. Torrens and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(3)    CRMC is the investment adviser for American Funds Insurance Series – Asset Allocation Fund. Alan N. Berro, David A. Daigle, Emme Kozloff, Jin Lee, John R. Queen and Justin Toner, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(4)    CRMC is the investment adviser for American Funds Insurance Series – Capital World Bond Fund. Philip Chitty, Andrew A. Cormack and Thomas Reithinger, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(5)    CRMC is the investment adviser for American Funds Multi-Sector Income Fund. Xavier Goss, Damien J. McCann, Kirstie Spence, Scott Sykes and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.

(6)    CRMC is the investment adviser for American Funds Strategic Bond Fund. Xavier Goss, Damien J. McCann, Timothy Ng and Ritchie Tuazon, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.
(7)    CRMC is the investment adviser for American High-Income Trust. David A. Daigle, Tom Chow, Tara L. Torrens and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Class A Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(8)    Capital International, Inc. (“CII”) is the investment adviser for the Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan on behalf of the Water and Power Employees' Retirement Plan. Damir Bettini, David Daigle, Robert Neithart, Kirstie Spence and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CII or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CII and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. Each of the foregoing individuals, as well as CII and CWI, expressly disclaims that it is the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(9)    CRMC is the investment adviser for Capital Group Core Plus Total Return Trust (US). Xavier Goss, Damien J. McCann, Timothy Ng and Ritchie Tuazon, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(10)    CRMC is the investment adviser for Capital Group Global High Income Opportunities (LUX). David Daigle, Luis Freitas de Oliveira, Kirstie Spence and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6C, Route de Trèves, Senningerberg, L-2633, Luxembourg.
(11)    CRMC is the investment adviser for Capital Group Multi-Sector Income Fund (LUX). Xavier Goss, Damien J. McCann, Kirstie Spence, Scott Sykes and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6C, Route de Trèves, Senningerberg, L-2633, Luxembourg.
(12)    CRMC is the investment adviser for Capital Group UK - Global High Income Opportunities. David Daigle, Robert Neithart, Kirstie Spence and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 40 Grosvenor Place, London, SW1X7GG, United Kingdom.
(13)    CRMC is the investment adviser for Capital Group US High Yield Fund (LUX). David Daigle and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6C, Route de Trèves, Senningerberg, L-2633, Luxembourg.
(14)    CRMC is the investment adviser for Capital Group U.S. High-Yield Trust (US). David Daigle, Shannon Ward, Tara L. Torrens and Tom Chow, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(15)    CRMC is the investment adviser for Capital Group U.S. Multi-Sector Income ETF. Xavier Goss, Damien J. McCann, Scott Sykes and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of

CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.
(16)    CII is the investment adviser for the Board of Administration of the Water and Power Employees' Retirement, Disability and Death Benefits Insurance Plan on behalf of the Retiree Health Benefits Fund. Damir Bettini, David Daigle, Robert Neithart, Kirstie Spence and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CII or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CII and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(17)    CRMC is the investment adviser for Capital World Bond Fund. Philip Chitty, Andrew A. Cormack and Thomas Reithinger, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 333 South Hope, 55th Floor, Los Angeles, CA 90071-1406.
(18)    Capital International Sàrl (“CIS”) is the investment adviser for EMBO-FONDS, EMBO-BOCA, 312510. David Daigle and Shannon Ward, as portfolio managers, have voting and investment power over the Common Stock held by the selling stockholder. CIS or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CIS and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is Theodor-Heuss-Allee 70, 60486 Frankfurt am Main, Germany.
(19)    CRMC is the investment adviser for The Income Fund of America. Hilda L. Applbaum, Pramod Atluri, David A. Daigle, Dimitrije M. Mitrinovic, John R. Queen, Caroline Randall, Anidrudh Samsi, Andrew B. Suzman, Justin Toner and Shannon Ward, as portfolio managers, have voting or investment control over the shares of Common Stock held by the selling stockholder. CRMC or CWI may be deemed to be the beneficial owner of the shares of Common Stock held by the selling stockholder; however, each of CRMC and CWI, and each of the named portfolio managers in this paragraph, expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of the selling stockholder is 6455 Irvine Center Drive, Irvine, CA 92618.
(20)    Consists of 6,600,820 shares of Common Stock held for the account of Millstreet Credit Fund LP (“Credit Fund”) and 334,256 shares of Common Stock held for the account of Mercer QIF Fund Plc – Mercer Investment Fund 1 (“QIF Fund”). Millstreet Capital Management LLC (“Millstreet”) provides investment advisory services to Credit Fund and QIF Fund. Brian Connolly and Craig Kelleher are Managing Members of Millstreet and, in such capacity, may be deemed to beneficially own Common Stock held for the accounts of Credit Fund and QIF Fund. Each of Millstreet, Mr. Connolly and Mr. Kelleher disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The principal business office of is c/o Millstreet Capital Management LLC, 545 Boylston Street, 8th Floor, Boston, Massachusetts 02116.
(21)    Information reported is based on the Schedule 13D filed on August 21, 2023. Hein Park Capital Management LP and Hein Park Capital Management GP LLC, its general partner, and Courtney W. Warson, who manages and controls Hein Park Capital Management GP LLC, have shared voting and dispositive power over all of the shares reported. The principal business office of Hein Park Capital Management LP is 888 Seventh Avenue, 41st Floor, New York, NY 10019.
(22)    Information reported is based on the Schedule 13D filed on August 18, 2023. Beach Point Capital Management LP and Beach Point GP LLC, its sole general partner, have shared voting and dispositive power over all of the shares reported. The principal business office of Beach Point Capital Management LP is 1620 26th Street Suite 6000n, Santa Monica, California 90404.

DESCRIPTION OF CAPITAL STOCK
Below, we have summarized the material terms of our Certificate of Incorporation (“Charter”), our Amended and Restated Bylaws (“Bylaws”) and relevant sections of the Delaware General Corporation Law (the “DGCL”). The summaries below are not intended to be complete and are subject to and qualified in their entirety by our full Charter and Bylaws and by the applicable provisions of the DGCL.
Authorized Capital Stock

The Company has the authority to issue a total of 47,000,000 shares of stock of the Company, consisting of 45,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).
The Board is granted authority to issue shares of Preferred Stock in series, and by filing a certificate pursuant to the DGCL (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, however, that the Board is authorized to provide for the issuance of shares of Preferred Stock solely in order to implement a stockholders’ rights plan.
The Company may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the chapter 11 of the U.S. Bankruptcy Code; provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under such Section 1123(a)(6) of the U.S. Bankruptcy Code nor after such Section 1123(a)(6) of the U.S. Bankruptcy Code no longer applies to the Company, and (ii) may be amended or eliminated in accordance with applicable law.
Common Stock

Holders of Common Stock are entitled to cast one vote for each share of Common Stock held on each matter properly submitted to the stockholders for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Charter (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any Preferred Stock Designation relating to any series of Preferred Stock);
The Company’s outstanding shares of Common Stock are fully paid and nonassessable.
The Bylaws include a proxy access provision, which allows a stockholder, or a group of up to 20 stockholders in the aggregate, owning 3% of the outstanding Common Stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.
Preferred Stock

Under the Charter, the Board is authorized to issue shares of Preferred Stock in series, subject to any limitations prescribed by law, and to establish from time to time the number of shares to be included in each such series. With respect to any such series, the Board is authorized to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof; provided, however, that the Board is authorized to provide for the issuance of shares of Preferred Stock solely in order to implement a stockholders’ rights plan.
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
Voting Rights

Subject to the rights of holders of any series of Preferred Stock then outstanding, each share of Common Stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote of stockholders on which the holders of Common Stock are entitled to vote. Except as otherwise required in the Charter, Bylaws or by applicable law, the holders of voting stock shall vote together as one class on all matters submitted to a vote of stockholders generally. The Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. However, in a contested election, a plurality of the votes shall be enough to elect a director. The presence, in person or by proxy, of holders of a majority of voting power of all then-outstanding shares of capital stock of the Company generally entitled to vote at the meeting shall constitute a quorum at all meetings of the stockholders for the transaction of business.
All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected.
The Board is authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting, subject to the power of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company to adopt, amend or repeal the Bylaws made by the Board.
Dividend Rights

The holders of shares of Common Stock shall be entitled to receive such dividends if and as declared by the Board from funds legally available therefor, subject to the rights of holders of Preferred Stock, if any.
No Preemptive Rights

No holder of capital stock has any preemptive right to subscribe for any shares of capital stock issued in the future.
Liquidation Rights

The holders of Common Stock shall be entitled to share ratably in the net assets remaining after payment of all liquidation preferences to the Preferred Stock, if any, that may be outstanding from time to time.

Anti-Takeover Provisions of Charter, Bylaws and DGCL

Delaware Anti-Takeover Law
The Company expressly elects not to be governed by Section 203(a) of the DGCL, which regulates corporate takeovers and generally prohibits a publicly-held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
Amendments to Governing Documents
Except as permitted by the DGCL, the amendment of any provision of the Charter requires approval by the Board and holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company. Any amendment to the Bylaws requires the approval of either a majority of the Board or holders of a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of the Board.
Special Meetings of Stockholders
The Charter and Bylaws provide that special meetings of the stockholders may be called by the Chair of the Board, Chief Executive Officer, President or the Board.
Advance Notice of Stockholder Meetings
Notice of any annual or special meeting of stockholders, stating the time, date and place of the meeting, if any, the means by which stockholders can be present and vote at the meeting through the use of remote communications the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given to each stockholder of record entitled to vote at such meeting as of the record date not more than 60 days nor less than 10 days before such meeting.
Advance Notice for Nominations or Stockholder Proposals at Meetings
The Bylaws also prescribe the procedure that a stockholder must follow to nominate directors or bring business before stockholders’ meetings.
Nominations of persons for election to the Board and the proposal of business at stockholder meetings may be made (1) by or at the direction of the Board or a committee thereof, (2) by any stockholder who is a stockholder of record at the time of giving notice and at the time of the annual meeting, who is entitled to vote for the election of Directors at such meeting, or (3) any Eligible Stockholder (as defined below), or group of up to 20 Eligible Stockholders, who complies with the requirements and procedures set forth in the Bylaws and whose Stockholder Nominee (as defined below) is included in the Company’s proxy materials for the relevant annual meeting of stockholders. For a stockholder to nominate a candidate for director or to bring other business before a meeting, the Company must receive notice not less than 90 days nor more than 120 prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the stockholder giving notice, as set forth in the Bylaws. An “Eligible Stockholder” is a person or group (in the aggregate) that has owned 3% or more of the Company’s outstanding Common Stock continuously for at least three years.
Requests to include stockholder-nominated candidates in the Company’s proxy materials must be delivered to the Company within the time periods applicable to stockholder notices of nominations as described in the preceding paragraph. The maximum number of stockholder nominated candidates shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which notice of a nomination under these provisions may be delivered. The Bylaws provide a process to determine which candidates under these provisions exceed the maximum permitted number. Each stockholder seeking to include a director nominee in the Company’s proxy materials pursuant to these provisions is required to provide certain information, as set forth in the Bylaws. A stockholder nominee must also meet certain eligibility requirements, as set forth in the Bylaws.
At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws.
Stockholder Action by Written Consent
The Charter provides that any action required or permitted to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the then-outstanding shares of capital stock entitled to vote thereon were present.
Directors

The Board shall be composed of not more than 14 persons nor less than four persons, as may be fixed from time to time solely by a resolution adopted by a majority of the Board. At present, the Board is composed of eight members. Directors need not be stockholders.
Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a holders of a majority of voting power of all then-outstanding shares of capital stock of the Company generally entitled to vote.
Limitations on Liability and Indemnification of Officers and Directors

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.
The Company may maintain insurance for the benefit of its directors, officers, employees and agents, insuring such persons against any expense, liability, or loss, including liability under the securities laws. In addition, the Company has entered into customary indemnification agreements with its directors and executive officers that require the Company to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of its subsidiaries. The Company are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.
Exclusive Forum

Under the Charter, unless the Company consents in writing to the selection of alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer or stockholder in such capacity, or (ii) any action as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware.
Transfer Agent and Registrar

The transfer agent for the Common Stock is Equiniti Trust Company, LLC.
Listing of the Common Stock

The Common Stock is listed on the NYSE under the symbol “DBD.”

PLAN OF DISTRIBUTION
The Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders, or by their pledgees, donees, partners, members, transferees or other successors, in any one or more of the following ways:
•directly to one or more purchasers in privately negotiated transactions;
•through underwriters;
•through ordinary brokerage transactions, or other transactions involving brokers, dealers or agents;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act;
•on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of the sale;
•in the over-the-counter market;
•through block trades (including crosses) in which the broker or dealer engaged to handle the block trade will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;
•through short sales;
•in hedging transactions;
•through the distribution by a selling stockholder to its partners, members or stockholders;
•through a combination of any of the above methods of sale; or
•by any other method permitted pursuant to applicable law.
Common Stock may also be exchanged pursuant to this prospectus for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.
The prices at which the shares of Common Stock offered by this prospectus are sold may include:
•a fixed price or prices, which may be changed;
•prevailing market prices at the time of sale;
•prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•varying prices determined at the time of sale; or
•negotiated prices.

At the time a particular offering of the Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of Common Stock being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders, (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the Common Stock may be listed, (6) the method of distribution of the Common Stock, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.
The selling stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee. The list of selling stockholders may similarly be amended to include any donee, transferee or other successor of the selling stockholders.
The selling stockholders and any broker-dealers or agents who participate in the distribution of Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.
The Common Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the Common Stock offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered Common Stock if any are purchased. Any public offering price and any discount or concession allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.
If Common Stock is sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling stockholder’s Common Stock.
Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Common Stock to be made directly or through agents.
The selling stockholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of the Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.
In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the

Common Stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the Common Stock by the selling stockholders. There can be no assurance that any selling stockholder will sell any or all of the Common Stock pursuant to this prospectus.
Pursuant to the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling stockholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the Common Stock, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of Common Stock by the selling stockholders.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
This offering will terminate on the date that all of the Common Stock offered by this prospectus have been sold by the selling stockholders.
The selling stockholders may also sell Common Stock pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

EXPERTS
The consolidated financial statements of Diebold Nixdorf, Incorporated as of December 31, 2023 (Successor) and December 31, 2022 (Predecessor) and for the periods from January 1, 2023 through August 11, 2023 (Predecessor) and August 12, 2023 through December 31, 2023 (Successor) and for each of the years in the two-year period ended December 31, 2022 (Predecessor) have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS
The validity of the Common Stock offered hereby will be passed upon by Jones Day.

DIEBOLD NIXDORF, INCORPORATED
19,511,852 Shares of Common Stock

PROSPECTUS

     August 13, 2024.